                                                                    Exhibit 12.2
                  Pro Forma Ratio of Earnings to Fixed Charges

                                                                               Unaudited
                                                                           Six Months Ended
                                                                       --------------------------
                                                     April 24,         October 24,       October 23,
                                                       1999               1998              1999
                                                     ---------         -----------       -----------
                                                                          (In millions, except
                                                                                 ratios)
EARNINGS:
  Income before income taxes
   and minority interests                               28.1               9.6              17.1

  Interest expense                                      55.5              28.7              27.8

  Amortization of deferred financing costs               2.0               1.0               0.8

  Rental expense interest component                      3.7               1.6               1.6
                                                      ------            ------            ------

        Earnings                                        89.3              40.9              47.3
                                                      ------            ------            ------
FIXED CHARGES:

  Interest expense                                      55.5              28.7              27.8

  Amortization of deferred financing costs               2.0               1.0               0.8

  Rental expense interest component                      3.7               1.6               1.6
                                                      ------            ------            ------

        Fixed charges                                   61.2              31.3              30.2
                                                      ------            ------            ------

Ratio of earnings to fixed charges                       1.5x              1.3x              1.6x

--------------------------------------------------------------------------------

The data above sets forth the ratio of earnings to fixed charges of Weight Watchers International, Inc. and Subsidiaries ("WWI") for the year ended April 24, 1999 and for the six months ended October 24, 1998 and October 23, 1999 on a proforma basis. The data for the year ended April 24, 1999 is derived from the unaudited pro forma financial statements of WWI, included elsewhere in this document.

The data for each of the six months ended October 24, 1998 and October 23, 1999 have been derived from the unaudited proforma financial statements of WWI which are included elsewhere in this document.